Exhibit 4.16

MASTER STRATEGIC ALLIANCE AGREEMENT

This Master Strategic Alliance Agreement (the “Agreement”) is entered into as of 2026/02/24(the “Effective Date”), by and between:

YC Biotech Co., Ltd., a company organized under the laws of Taiwan, and

YD Bio USA, Inc., a corporation organized under the laws of the United States.

YC Biotech Co., Ltd. and YD Bio USA, Inc. are hereinafter individually referred to as a “Party” and collectively as the “Parties.”

1. Purpose of Alliance

The Parties agree to establish a long-term strategic alliance to jointly provide integrated United States Food and Drug Administration regulatory services by combining:

-	YC Biotech Co., Ltd.’s regulatory documentation and project execution capabilities; and

-	YD Bio USA, Inc.’s role as Official U.S. Agent and United States regulatory strategy representative.

This Agreement constitutes a strategic alliance and not a referral or commission arrangement.

2. Scope of Collaboration

This Agreement applies to all United States Food and Drug Administration-related projects, including but not limited to:

a)	IND, NDA, and BLA submissions

b)	IDE, 510(k), De Novo, and PMA submissions

c)	Pre-IND and other formal FDA meetings

d)	FDA inspections and compliance coordination

e)	United States regulatory strategy advisory services

Each project shall be confirmed through a written Project Confirmation signed by both Parties.

3. Client Contracting Structure

3.1 Client Agreements

a)	As a general rule, YC Biotech Co., Ltd. shall execute professional service agreements directly with clients.

b)	Upon mutual written agreement, a tripartite agreement may be executed among YC Biotech Co., Ltd., YD Bio USA, Inc., and the client.

c)	For all applicable United States Food and Drug Administration projects under this Alliance, YD Bio USA, Inc. shall be designated as the Official U.S. Agent.

3.2 Exclusive U.S. Agent Designation

During the term of this Agreement:

a)	YC Biotech Co., Ltd. shall designate YD Bio USA, Inc. as the exclusive U.S. Agent for all United States Food and Drug Administration projects falling within the scope of this Alliance.

b)	YC Biotech Co., Ltd. shall not appoint any third party as U.S. Agent for such projects without prior written consent from YD Bio USA, Inc.

4. Division of Responsibilities

4.1 Responsibilities of YC Biotech Co., Ltd.

YC Biotech Co., Ltd. shall be responsible for:

a)	Preparation and drafting of regulatory submission documentation

b)	CMC data integration and scientific compilation

c)	Clinical protocol drafting and regulatory content preparation

d)	Submission package assembly and coordination

e)	Project management and timeline control

f)	Primary client communication

YC Biotech Co., Ltd. remains responsible for the technical accuracy and completeness of submitted materials.

4.2 Responsibilities of YD Bio USA, Inc.

YD Bio USA, Inc. shall be responsible for:

a)	Serving as the Official U.S. Agent for United States Food and Drug Administration submissions

b)	Acting as the formal liaison between the Food and Drug Administration and the Sponsor

c)	Receiving and managing official communications from the Food and Drug Administration

d)	Participating in Pre-IND and other formal FDA meetings

e)	Providing United States regulatory pathway strategy and positioning advice

f)	Supporting FDA inspection coordination

g)	Providing United States compliance risk advisory

The Parties acknowledge that the Official U.S. Agent role carries regulatory exposure and legal accountability under United States jurisdiction.

5. Revenue Sharing

5.1 Revenue Basis (Gross Professional Service Fee Model)

For all United States Food and Drug Administration-related projects under this Agreement:

The revenue share for YD Bio USA, Inc. shall be calculated based on:

“The total professional service contract amount exclusive of any applicable taxes agreed between YC Biotech Co., Ltd. and the client.”

This amount refers exclusively to regulatory consulting, document preparation, project management, and FDA communication service fees.

5.2 Revenue Allocation

-	Forty percent (40%) shall be allocated to YD Bio USA, Inc.

-	Sixty percent (60%) shall be retained by YC Biotech Co., Ltd.

This allocation percentage is fixed and shall not be unilaterally modified.

5.3 Excluded Items

The following shall not be included in the revenue-sharing base:

a)	FDA filing fees

b)	Institutional Review Board fees

c)	Third-party laboratory or external vendor costs

d)	Clinical trial execution costs

e)	Government fees

f)	Pass-through expenses

5.4 Payment trigger

a)	YC Biotech Co., Ltd. shall remit YD Bio USA, Inc.’s revenue share within sixty (60) days after the relevant YC project has been formally completed and closed with the client, or the final client payment has been received by YC Biotech Co., Ltd., whichever occurs first. For the purpose of this clause, project completion shall mean that YC Biotech Co., Ltd. has completed all contractual deliverables for the client and the project has been formally accepted or closed.

b)	YC Biotech Co., Ltd. shall provide reasonable documentation of the project completion and revenue calculation upon request.

c)	Any payment not paid when due shall accrue interest at an annual rate of three percent (3%) from the due date until paid in full.

6. Non-Circumvention and Client Protection

a)	Neither Party shall circumvent the other by directly contracting with clients introduced or jointly serviced under this Agreement.

b)	This restriction shall remain in effect during the term of this Agreement and for two years following termination.

c)	Any violation shall result in liquidated damages equal to two times the total contract value of the affected project.

7. Confidentiality

Both Parties agree to maintain strict confidentiality regarding:

-	Client information

-	Regulatory strategies

-	Technical documentation

-	Commercial terms

Unauthorized disclosure shall result in liability for damages.

8. Limitation of Liability

a)	Each Party shall be responsible for its own professional scope and conduct.

b)	YD Bio USA, Inc.’s Official U.S. Agent role is limited to regulatory representation and does not extend to manufacturing, product development, or clinical liability.

c)	Neither Party shall be liable for indirect, incidental, or consequential damages.

9. Term and Termination

a)	This Agreement shall remain valid for three years.

b)	It shall automatically renew for successive one-year terms unless terminated with ninety days’ written notice.

c)	Termination shall not affect revenue rights for ongoing or previously contracted projects.

10. Governing Law and Dispute Resolution

a)	This Agreement shall be governed by the laws of the State of Washington, United States.

b)	The Parties shall first attempt to resolve disputes through good faith negotiation.

c)	If unresolved, disputes shall be submitted to binding arbitration under the rules of the American Arbitration Association.

d)	The arbitration venue shall be in the United States.

11. Independent Contractor Relationship

The Parties are independent contractors. Nothing in this Agreement shall be construed to create a partnership, joint venture, or employment relationship.

Signatures

For YC Biotech Co., Ltd.

Address: 9 F., No. 510, Sec. 7, Zhongxiao E. Rd., Nangang Dist., Taipei City 115011, Taiwan (R.O.C.)

Profit-making business unified number: 89192889

Name:	Yu-Ming, Lin
Title:	CEO
Date:	2026/02/24

For YD Bio USA, Inc.

Address: 21720 23rd Drive SE, Suite 275, Bothell, Washington 98021

Name:	Hsieh-Tsung, Shen
Title:	CEO
Date:	2026/02/24